EXHIBIT 6.7

                             SECURED PROMISSORY NOTE

$__________                                                    ________ __, 2002

      FOR VALUE RECEIVED, Tasker Capital Corp., a Nevada corporation with a principal office at 40 Grove Street, Suite 140, Wellesley, Massachusetts (the "Borrower"), hereby promises to pay to _________ _______ of _______, __________
(hereinafter sometimes called the "Payee"), the principal sum of ________________________ Dollars ($________) in lawful money of the United
States of America in immediately available funds in the following manner. Commencing on the earlier to occur of (i) the fifth anniversary of the Note, or
(ii) thirty (30) days following the initial airing of the Borrower's television commercial for its Rephresh product, excluding the test commercial, and continuing over a six-month period thereafter, the Borrower shall pay, in a single installment in the case of the fifth anniversary, or in monthly installments in the case of a calculation based on Net Revenues (as defined below), such Payee's pro rata share of the principal amount of the Notes (as such term is defined in the Borrower's Confidential Offering Memorandum, dated September, 2002), as calculated by multiplying the Borrower's Net Revenues by fifty percent (50%). "Net Revenues" shall mean the Borrower's gross revenues resulting from the airing of the first television commercial for its Rephresh product and such related sales less the fulfillment cost of completing orders and a royalty payment due and owing under a license agreement with Pharlo Citrus Technologies, Inc. The Note shall be secured by a security interest in the Net Revenues.

      Interest on the unpaid principal amount hereof (computed on the basis of the actual number of days elapsed over a 360-day year) shall accrue at the rate of five percent
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(5.00%) per annum. Interest on the Note shall be due and payable at maturity
(whether on the stated due date hereof, upon prepayment, by acceleration or otherwise).

      This Note is the Note referred to in the Subscription Agreement, dated as of the date hereof, by and between the Borrower and the Payee.

      The unpaid principal sum of this Note may be prepaid in full at any time and in part, from time to time without penalty or premium.

      All payments due under this Note shall be payable at the address of the Payee at ____________________, ________, ______________ _____ or at such other place in the United States of America as the holder of this Note may from time to time in writing designate at least ten (10) days before such payment is due.

      The entire unpaid balance due under this Note shall, at the option of the holder of this Note, become forthwith due and payable upon the happening of any of the following events of default: (a) the admission by the undersigned in writing of the inability of the undersigned to pay the debts of the undersigned; or (b) an assignment or trust mortgage by the undersigned for the benefit of creditors; or (c) the appointment of a receiver, trustee, or custodian for all or substantially all of the property of the undersigned and, if appointed without the consent of the undersigned, such appointment is not discharged within forty-five (45) days; or (d) the commencement of any proceedings under any law relating to bankruptcy, insolvency, or the reorganization or relief of debtors of, by, or against, the undersigned and, if contested by the undersigned, such proceedings are not dismissed or stayed within forty-five (45) days; or (e) the issuance or levy against a substantial part of the property of the undersigned of any writ of attachment or execution
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or any similar process, which judgment, writ, or process is not discharged, released, stayed, bonded, or vacated within forty-five (45) days after its entry, issue, or levy.

      The undersigned agrees that no variance, extension, postponement of the time of payment, or renewal of this Note shall affect the absolute and unconditional liability of the undersigned hereunder. No delay or omission on the part of the holder of this Note in exercising any right hereunder shall operate as a waiver of such right hereunder and no single or partial exercise of any right hereunder shall preclude other or future exercise thereof. A waiver of any right or remedy on any occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

      The undersigned, and every endorser of this Note, hereby waives presentment, demand, notice of dishonor, notice of acceleration, protest, and all other demands and notices in connection with the delivery, acceptance, performance, default, or enforcement of this Note or of any rights hereunder, assents to any extension or postponement of the time of payment of this Note or any other indulgence, and hereby waives any rights of set-off or counterclaim.

      The undersigned hereby agrees to pay to the holder of this Note on demand all legal and other costs and expenses of every kind and description, including reasonable attorneys' fees and disbursements, relating to the collection and/or enforcement of this Note or of any rights hereunder. Such amounts shall constitute additional principal amounts due hereunder.

      Notices to the undersigned shall be deemed given when delivered in hand to the undersigned or three (3) days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to the undersigned at 40 Grove Street, Suite 140,
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Wellesley, Massachusetts, or at such other address of which the undersigned shall have notified the holder of this Note in writing.

      This Note shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts excluding any choice or conflict of laws rules of The Commonwealth of Massachusetts that would require the application of the laws of a jurisdiction other than The Commonwealth of Massachusetts.

      IN WITNESS WHEREOF, the undersigned has executed this Note as an instrument under seal, all as of the day, month, and year first written above.

                                            TASKER CAPITAL CORP.


                                            By: _______________________________
                                            Name:  Arthur P. Bergeron
                                            Title: President